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                                                                      Exhibit A

                                   Richard K. Laird
                                   1800 Bay Avenue
                           Point Pleasant, New Jersey 08742

                                                May 30, 1996

     LOGIMETRICS, INC.
     121-03 Dupont Street
     Plainview, New York 11803
     Attention: Mr. Murray H. Feigenbaum, Executive Vice President/Director Mr. Alfred Mendelsohn, Director
     Mr. Norman M. Phipps, Director
     Mr. Henry N. Schneider, Director
     Mr. Lawrence I. Schneider, Director/Chairman, Executive Committee

              Re: Employment Agreement dated March 7, 1996 between Logimetrics, Inc. and Richard K. Laird - Termination for "Good Reason"

     Gentlemen:

              Reference is made to the Employment Agreement dated March 7, 1996 (the "Agreement") between Logimetrics, Inc. ("Company"), and Richard K. Laird and specifically Article 9(a) thereof. This will serve as formal notice that I am terminating my employment for "Good Reason" under the Agreement.

              Mr. Russell Reardon, the Company's Chief Financial Officer, and I have only just become aware that the Company Financial Statements and SEC documents, as those terms are used in the Agreement, were not true and correct as of the date of the Agreement, were not prepared in accordance with generally accepted accounting principles and did not accurately reflect the financial condition of the Company and its operations for the periods covered by said Financial Statements. Further, the SEC documents did not as of their respective dates comply in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC. The Company has violated its representations contained in Article 1 of the Agreement including specifically, without limiting the generality of the foregoing, the Sections of Article 1 entitled "Company Materials," "No Violation," "Financial Statements," "Compliance with Law," "SEC Documents," and "Other Information," all as more particularly set forth in Articles 1(a), 1(d), 1(e), 1(f), 1(k) and 1(l) respectively.

              Members of Senior Management of the Company appear to have engaged in schemes, artifices and devices to manipulate the revenues of the Company by maximizing such revenues by improperly increasing the work in-process schedules of values to maximize revenues, thereby inflating and misstating both revenues and earnings of the Company in a material way. This was certainly the case with respect to the Company's fiscal quarters
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     ending December 31, 1995 and March 31, 1996.  I further have reason to believe that these manipulations have been going on for some time and was known. The manipulations resulting in intentional overstating of recognition of revenue earned on uncompleted projects were to varying degrees apparently engaged in or condoned by certain members of Senior Management and certain members of the Board of Directors.

              The foregoing constitute a material breach of the Agreement. The misdeeds are so egregious and pervasive and the breach so material that they cannot be corrected within the intent and spirit of the Agreement.

              I am hereby formally advising the Company and its Board of Directors to take all appropriate action to determine whether similar misdeeds occurred earlier and, if so, to correct these misdeeds, and issue appropriate amendments to various filings with the SEC and other regulatory agencies, as well as those institutions having business or investment dealings with the Company, to correct, restate and reflect accurately prior Company filings and make a full and fair disclosure of such misdeeds.

              Given the circumstances, I hereby submit my resignation effective immediately as the Chairman, President, CEO and Director of the Company with the express notation that I am in disagreement with the Company on matters relating to the Company's operations, policies and practices. A Form 8K under the Exchange Act should be filed with the SEC.

              I expect the Company to observe fully its obligations to me under the Agreement and to direct its comments to Ronald P. Mealey, Esq., 8 Breckenridge, 1360 Hamburg Tpk., Wayne, NJ 07470 (tel. (201) 633-5490; FAX
     (201) 633-1293). I have instructed Mr. Mealey to resolve these matters concerning the Agreement forthwith.

                                       Very truly yours,

                                       /s/ Richard K. Laird
                                       ----------------------
                                       Richard K. Laird


     cc: Mr. Russell Reardon, CFO, Logimetrics
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